Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 18, 2025 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.077052 per unit, payable on March 28, 2025, to unitholders of record on February 28, 2025. Marine’s 2024 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.077052 per unit is lower than the $0.102923 per unit distributed last quarter. The volumes of both oil and natural gas produced have decreased when compared to the previous quarter. Pricing for oil has decreased, while natural gas prices have increased as compared to last quarter. This distribution is lower than the $0.101611 per unit distributed in the comparable quarter in 2024. As compared to the same quarter in 2024, there was a decrease in the volume of oil produced while the volume of natural gas increased. As compared to the same quarter in 2024, prices realized for both oil and natural gas have decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact: Jana Egeler

VP, Royalty Trust Services

Argent Trust Company, Trustee

Toll Free – 1.855.588-7839